Exhibit 10.1

Compass Minerals 9900 W. 109th Street, Suite 100 Overland Park, KS 66210 www.compassminerals.com 913-344-9200

March 21, 2017

Mr. Patrick Douglas Linehan
XXXXXXX
XXXXX, XX XXXXX

Dear Doug,

I am pleased to confirm that Compass Minerals International, Inc. (CMP) wishes to invite you to join our leadership team by making you this offer of employment. If you accept this offer, your title will be Chief Financial Officer. You will begin work on April 3, 2017. This position will report to me and will be located at our corporate office in Overland Park, Kansas.

The Chief Financial Officer is a full-time exempt position. Your annual starting salary will be $450,000.00. In addition to your base salary, you will be eligible to participate in the CMP Management Annual Incentive Program (MAIP), prorated from your start date for the 2017 year, with a targeted bonus equal to 60% of your base salary. You will also be eligible to receive equity awards as part of the CMP Long Term Incentive Program (LTIP) (granted in April of each year) subject to board approval.  For your position, the LTIP target is 150% of your base salary.

Upon joining, you will receive your full 2017 LTIP award valued at approximately $675,000.00. This award will be delivered as follows: 25% as stock options, 25% as restricted stock units (RSUs), 25% as performance share units (PSUs) with a rTSR metric and 25% as PSUs with an ROIC metric. These grants will be subject to the same performance hurdles and vesting terms as all other 2017 annual grants.

In addition, upon joining you will also be granted a one-time RSU award valued at approximately $225,000.00 with the same performance metric (2017 adjusted EBITDA) and three year cliff vesting as all other 2017 annual RSU grants.

To facilitate your relocation to the Kansas City area, you are eligible for our Executive Relocation benefit. Please note that this does not include any buy-out option of your current home or home equity loss guarantee. A copy of the relocation plan will be provided to you.

Effective on your hire, you will be eligible for four weeks (20 days) of paid vacation annually.

You will be offered a Change in Control Agreement and required to sign a Restrictive Covenant Agreement in the forms enclosed, along with other standard employment documents applicable to other CMP employees.

Enclosed you will also find a benefit packet to familiarize you with benefits that are available to you and your family once you join CMP. In addition, you shall be entitled to an annual executive physical and eligible to participate in the Executive Disability Plan.

This offer of employment is conditional upon the verification of a satisfactory background investigation, verification of your authorization to work in the U.S., satisfactorily passing a drug screen, and the execution of the Restrictive Covenant Agreement.

Compass Minerals 9900 W. 109th Street, Suite 100 Overland Park, KS 66210 www.compassminerals.com 913-344-9200

The Immigration and Control Act of 1986 requires employers to verify that every new hire is either a U.S. citizen or eligible to be employed in this country. We are required to examine and will copy any one of the following: US passport, certification of U.S. citizenship or naturalization, a valid foreign passport authorizing U.S. employment, a resident alien card containing employment, a resident alien card containing employment authorization, or other document designated by the Immigration and Naturalization Service.

Alternatively, verification can be accomplished by providing two forms of documentation one which established identity and one, which establishes employment eligibility. Examples of documents, which show employment eligibility: Social Security card or birth certificate; and examples, which are proof of identity: driver’s license or other state issued card, which contain photograph or other identifying information. The above documentation must be presented prior to commencing employment. Please bring the appropriate items on your start date.

Please sign the duplicate copy of this letter, acknowledging your acceptance and anticipated employment date, and complete the enclosed Application for Employment, and return to me by March 24, 2017.

I look forward to you joining Compass Minerals.

Sincerely,

/s/ Fran Malecha

Fran Malecha
President and CEO

By signing this letter below, you understand and agree that your employment with the company is at-will. That is, your employment is not for any specified duration and you or the Company may terminate it, at any time, with or without cause and without notice.

/s/ Patrick Doug Linehan                                   Employment date: April 3, 2017
Patrick Doug Linehan     Date 3/24/17